SETTLEMENT AGREEMENT

BETWEEN:

NORD RESOURCES CORPORATION
1 Wetmore Road, Suite 203,
Tucson, Arizona

(“NORD”)

AND:

NICHOLAS TINTOR
1466 Crescent Road,
Mississauga, Ontario

(“TINTOR”)

WHEREAS TINTOR was employed by NORD as President and Chief Executive Officer from February 15, 2006 until August 21, 2006;

AND WHEREAS TINTOR, through counsel, Sarah Wright, made certain claims and allegations against NORD by letter of August 31, 2006;

AND WHEREAS NORD denies liability to TINTOR as alleged or at all;

AND WHEREAS TINTOR has served as a member of NORD’s Board of Directors since February 15, 2006; and

AND WHEREAS NORD and TINTOR have agreed that it is in the best interests of all concerned to resolve any and all claims and execute a full and complete General Mutual Release of all claims quickly and amicably.

NOW WITNESS FOR AND IN CONSIDERATION of the following covenants contained herein the parties mutually agree as follows:

1.              NORD will pay TINTOR the gross sum of $233,000 U.S. (the “Settlement Amount”).

2.               The Settlement Amount referred to in section 1 will be paid in cash (except as described below in section 3) as follows :

(A) $70,000 U.S. will be paid to TINTOR on or before October 31, 2006 on the condition that TINTOR delivers to NORD a properly executed Settlement Agreement and Mutual General Release.

(B) The balance of $163,000 U.S. will be paid within seven (7) days of the closing date of:

(i) a registered equity offering and/or a debt project financing in which NORD raises not less than an aggregate amount of $15 million U.S. (a “Financing”). The parties agree that for the purposes of this provision Financing will include multiple transactions between October 1, 2006 and January 7, 2007 where the aggregate amount equals or exceeds $15 million U.S. or

(ii) a significant corporate transaction (a “Significant Transaction”) in which

(A) any person (either alone or together with all affiliates and associates of such person)any company(ies), corporation(s) or any other business entity howsoever structured becomes the beneficial owner, directly or indirectly, of 51% or more of NORD’s outstanding common shares,

(B) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of NORD’s assets, or

(C) ) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of NORD’s assets valued at $12 million U.S. or greater.

3.              Notwithstanding section 2(B), if NORD does not close a Financing or a Significant Transaction prior to January 7, 2007 (the “Determination Date”), then NORD will, subject to compliance with any and all securities laws, pay the balance of the Settlement Amount of $163,000 U.S. to TINTOR in fully paid and non-assessable shares of common stock (the “Settlement Shares”) with a deemed issue price per share equal to the volume weighted average price of NORD’s common stock during the ten trading days immediately preceding the Determination Date on the primary market on which NORD’s common stock may then be trading. TINTOR acknowledges that NORD’s common stock presently trade on the Pink Sheets, LLC, and that the Settlement Shares have not been and will not be registered under the Securities Act of 1933, as amended, or under any state securities laws.

4.              TINTOR will resign as a Director of the Board of NORD immediately upon execution of this Settlement Agreement.

5.              TINTOR agrees to execute any and all documents pertaining to the implementation of this Settlement Agreement including any regulatory and other such documents upon review and approval, which will not be unreasonably withheld.

6.               TINTOR has reviewed and approved the Form 8-K regarding the settlement, a copy of which is attached hereto as Appendix “A”.

7.              Payment of the settlement sum is in full and final satisfaction of any and all claims of TINTOR with respect to NORD, its directors, officers and employees, including but not limited to any claims for options or any future issuance of shares other than as described herein. This Settlement Agreement, however, does not affect the shares of NORD common stock that are currently owned by TINTOR which will remain the property of TINTOR.

8.              In the event of a material and fundamental breach of this Settlement Agreement, TINTOR’s and NORD’s remedies are not limited to the breach of this Settlement Agreement. In the event of a material and fundamental breach of the Settlement Agreement, the parties may pursue whatever damage claims they wish, and their remedies and claims are not limited in any way notwithstanding any other provision in the Settlement Agreement, Mutual General Release or settlement documents necessary to effectuate the settlement. However, TINTOR may not pursue any damage claims beyond the terms of this Settlement Agreement unless and until he pays to NORD all money paid under this Settlement Agreement and returns to NORD all shares provided to TINTOR pursuant to this Settlement Agreement. TINTOR must elect either to be bound by the terms of this Settlement Agreement or choose to pursue other damage claims and must repay all monies paid under this Settlement Agreement and return all shares provided under this Settlement Agreement no later than March 1, 2007, failing which TINTOR’s rights will be governed by the terms of this Settlement Agreement, the Mutual General Release and other settlement documents necessary to effectuate the settlement. In the event that such damages are claimed, then TINTOR or NORD, as the case may be, relinquishes all rights under this Settlement Agreement and Mutual General Release.

9.               The parties agree that the terms of their settlement and this Settlement Agreement are strictly confidential and that they will not disclose such terms to anyone at all, save (to the extent necessary) their professional advisors, pursuant to an Order of a court of competent jurisdiction, pursuant to a properly authorized request for information by a government agency or in accordance with NORD’s or TINTOR’s regulatory obligations.

10.              The parties agree that neither of them will make derogatory or negative remarks concerning the other, either directly or indirectly, whether orally or in writing.

11.              This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

12.               Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals this 29th day of September, 2006.

Signed, Sealed and Delivered by Nicholas	)
Tintor in the presence of:	)
)
/s/ John Cook	)
Witness (Signature))		/s/ Nicholas Tintor
	)	NICHOLAS TINTOR
John Cook	)
Name (please print))
)
330 Bay Street, Suite 1505)
Address	)
Toronto, Ontario M5H 2S8)
City, Province	)
)
Mining Engineer
Occupation

The Corporate Seal of		)
NORD RESOURCES CORPORATION		)
was affixed in the presence of:		)
)
		)	C/S
Per:	/s/ Erland Anderson	)
	Authorized Signatory	)